Exhibit 4(c)

Description of Registrant’s Securities

The following summary of City Holding Company’s (hereinafter referred to as “we,” “our,” “us,” the “Company,” and “City Holding) equity securities is based on and qualified by the Company’s Amended Articles of Incorporation (the “Amended Articles of Incorporation”) and Amended Bylaws (“Bylaws”). For a complete description of the terms and provisions of the Company’s equity securities, including its common stock, refer to the Amended Articles of Incorporation and Bylaws, both of which are filed as exhibits to this Annual Report on Form 10-K.

Description of the Company’s Common Stock

General
The Company is incorporated in the State of West Virginia. The rights of our shareholders are generally covered by West Virginia law, our Amended Articles of Incorporation and our Bylaws. The terms of our common stock are therefore subject to West Virginia law, including the West Virginia Business Company Act, the common and constitutional law of West Virginia, and federal law governing bank holding companies.

Board of Directors
The Company’s board of directors is staggered and classified. The Company’s Bylaws provide for three classes of directors as nearly equal in number as possible. The Company’s Bylaws authorize a board of directors of not less than five and not more than twenty-five directors. Each annual meeting consists of electing to hold office for only one class of directors, whose terms expire at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorship is apportioned among the classes by the Board of directors to make all classes as nearly equal as possible.

Authorized Capital Stock
The Company’s Amended Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, par value $2.50 per share. Our authorized capital stock may be increased and altered from time to time in the manner prescribed by West Virginia law and our Articles and Bylaws upon the vote of at least a majority of the shares entitled to vote on the matter.

Voting Rights
Each shareholder has the right to cast one vote for each share of stocked owned by the shareholder in the election of directors, on each matter submitted to a vote of shareholders, and any meeting of stockholders. The holders of common stock have cumulative voting rights for the election of directors as long as written notice of the intention to exercise cumulative voting rights is given to our secretary at least 48 hours before the beginning of the meeting to elect directors.
The holders of a majority of all shares of capital stock of the Company entitled to vote constitutes a quorum at any meeting and for all purposes, including the election of directors.

Preemptive, Conversion, and Sinking Fund Rights
Holders of our common stock have no preemptive, conversion, or sinking fund rights.

Dividend Rights
The board of directors may from time to time declare and pay dividends from the surplus or any profits of the Company, and it is in the board of director’s sole discretion to declare such dividends.

Liquidation Rights
In the event of our liquidation, holders of our common stock are entitled to receive pro rata all assets, if any, of the Company that are available for distribution after the payment of creditors and any holders of preferred stock. The rights and privileges of holders of our common stock are subject to any preferences that our board of directors may set for any series of preferred stock that we may issue (discussed hereinafter).

Certain Business Combination Restrictions
West Virginia corporate law does not contain statutory provisions restricting certain business combinations.  Additionally, the Company’s Amended Articles of Incorporation do not contain special provisions relating to business combinations with interested parties.

Redemption Rights
Common stock is not subject to redemption provisions.

Restrictions on Ownership
The Bank Holding Company Act of 1956, as amended (“BHC Act”), generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of City Holding. Control is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Under the BHC Act, any existing bank holding company would require the prior approval of the Federal Reserve Board of Directors before acquiring 5% or more of the voting stock of City Holding. In addition, the Change in Bank Control Act of 1978, as amended (“CBC Act”), prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Board of Directors has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board of Directors, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as City Holding, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company and require notification and non-objection by the Federal Reserve Board of Directors.

Certain Provisions of Our Amended Articles of Incorporation and Bylaws

Advance Notice for Shareholder Proposals and Director Nominations
Our Bylaws contain provisions requiring that timely advance notice be delivered to the Company of any director nominations or other business to be properly brought at an annual meeting by a shareholder. Generally, to be timely, a shareholder’s notice must be delivered to the Company’s secretary not less than 120 calendar days prior to the first anniversary of the previous year’s annual meeting. If no annual meeting was held in the previous year or the date of the annual meeting was changed by more than 30 days from the anniversary date of the previous year’s annual meeting, notice by the shareholder must be so received not later than 120 calendar days prior to such annual meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. These requirements are in addition to those set forth in the regulations adopted by the SEC under the Exchange Act.

Special Meetings of the Shareholders
Our Bylaws provide that special meetings of the shareholders may be called at any time by the board of directors or by the president and secretary, or by three or more shareholders holding together not less than ten percent of the capital stock of the Company. Only such business brought pursuant to the Company’s notice of meeting is to be conducted at such meeting. If directors are to be elected at a special meeting, nominations of persons for election to the board of directors may be made at such special meeting of shareholders by either the board of directors or by any shareholder entitled to vote at the meeting who complies with notice procedures and who is shareholder of record at the time such notice is delivered to the secretary. Generally, nominations by shareholders of persons for election to the board of directors may be made so long as notice is delivered to the secretary of the Company not later than 150 calendar days prior to such special meeting, or 10 calendar days following the date on which public announcement of the date of the special meeting and of the nominees to be elected as such meeting is first made.

Amendment of Articles of Incorporation and Bylaws
Under West Virginia law, amending the Company’s Amended Articles of Incorporation requires adoption by the board of directors and the affirmative vote of a majority of the votes of shareholders present at a meeting with quorum. If any class or series of shares is entitled to vote as a separate group on the amendment, the affirmative vote of a majority of the votes of shareholders in the separate voting group present at a meeting with quorum is also required. West Virginia law provides that a corporation can require a greater number of affirmative shareholder votes to amend the Amended Articles of Incorporation; the Company’s Amended Articles of Incorporation do not require a greater vote. Under certain circumstances, the board of directors can amend the Amended Articles of Incorporation without shareholder approval.

The Company’s Bylaws may be amended by a majority vote of the shareholders or board of directors.

Potential Anti-Takeover Effect
Certain provisions of our Bylaws and Amended Articles of Incorporation could make the acquisition of control of our company more difficult, including those that provide as follows:

•
Our Bylaws limit the ability of shareholders to call a special meeting except in compliance with the procedures describe above, which require three or more of our shareholders holding together not less than ten percent of the capital stock of the Company to request a special meeting;

•
Our board of directors fixes the size of the board of directors, may create new directorships, and may appoint new directors to serve in such newly-created positions until the next election of one or more directors by shareholders; and

•	We have advance notice procedures with respect to shareholder proposals and the nomination of candidates for elections as directors.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and that these benefits outweigh the disadvantages of discouraging the proposals. Negotiating with the proponent could result in an improvement of the terms of the proposal.